Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 600,000 shares of common stock of NxStage Medical, Inc., pertaining to the Company’s 2005 Stock Incentive Plan of our reports dated March 14, 2007, with respect to the consolidated financial statements of NxStage Medical, Inc., NxStage Medical, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NxStage Medical, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young llp
Boston, Massachusetts
March 29, 2007